Exhibit 99.1

VOLTARI ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT

New York, NY – April 23, 2013 – Voltari Corporation (NASDAQ:VLTC) (“Voltari”) today announced the completion of a reverse stock split of the Company’s outstanding shares of common stock at a reverse split ratio of one-for-ten (the “Reverse Stock Split”). On April 23, 2013, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect the Reverse Stock Split. The Certificate of Amendment became effective at 4:15 p.m. on April 23, 2013, at which time every ten shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of the Company’s common stock, without any change in the par value per share. No fractional shares are to be issued. The Company will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of its common stock, as quoted on the NASDAQ Capital Market (“NASDAQ”) on April 23, 2013, multiplied by the fractional share amount.

Trading of the Company’s common stock will continue on NASDAQ on a reverse stock split-adjusted basis. The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 92870X309.

On April 9, 2013, the Company’s stockholders voted to approve the Certificate of Amendment, to be implemented if the Company’s board of directors (the “Board”) determined that the Reverse Stock Split was appropriate in order to regain compliance with the listing requirements of NASDAQ. On April 15, 2013, the Board determined that the Reverse Stock Split was appropriate and authorized the filing of the Certificate of Amendment.

About Voltari

Voltari empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Voltari leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Voltari provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our mobile operator, brand and advertising agency customers. For more information, visit www.voltari.com or follow @voltari on Twitter.

Safe Harbor and Forward-Looking Statements

Statements made in this report and related statements that express Voltari’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to the anticipated benefits of the Reverse Stock Split and whether and when Voltari’s common stock will regain compliance with the NASDAQ listing requirements. These statements represent beliefs and expectations only as of the date they were made. The Company may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if its beliefs and expectations change. Actual results may differ from those expressed or implied in the forward-looking statements.

Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward-looking statement. These include, but are not limited to the uncertainties described more fully in the Company’s filings with the Securities and Exchange Commission.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com